UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2011

iCAD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9341	02-0377419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (603) 882-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	1.01 Entry into a Material Definitive Agreement.

On December 29, 2011, iCAD, Inc. (the “Company”) entered into several agreements with entities affiliated with Deerfield Management, a healthcare investment fund (collectively, “Deerfield”), pursuant to which Deerfield agreed to provide $15 million in funding to the Company. Pursuant to the terms of a Facility Agreement, dated as of December 29, 2011 (the “Facility Agreement”), the Company will issue to Deerfield promissory notes in the aggregate principal amount of $15 million (the “Notes”). Under a Revenue Purchase Agreement, dated as of December 29, 2011 (the “Revenue Purchase Agreement”), the Company has agreed to pay Deerfield a portion of the Company’s revenues until the maturity date of the Notes, whether or not the Notes are outstanding through that date. The Company has issued to Deerfield (i) six-year warrants to purchase up to 2,250,000 shares of common stock at an exercise price of $0.70 per share and (ii) a second Warrant (the “B Warrant”) to purchase an additional 500,000 shares of Common Stock at a exercise price of $0.70 per share, which may become exercisable if certain conditions are met, as described below. Collectively, these transactions are referred to as the “Transactions.” Funding of the Facility Agreement and the Revenue Purchase Agreement is expected to take place on or about January 9, 2012 (the “Funding Date”). The Company will receive net proceeds of $14,775,000 from the Transactions, representing $15,000,000 of gross proceeds, less a $225,000 facility fee, before deducting other expenses of the Transactions.

Each of the material agreements relating to the Transactions is summarized in greater detail below. The descriptions of these agreements do not purport to be complete and are qualified in their entirety by reference to the full text of each agreement, all of which are filed as exhibits to this Report. These agreements have been included to provide investors and security holders with information regarding their respective terms. The description is not intended to provide any other factual information about the Company or the other parties thereto. The agreements contain representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreements. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Facility Agreement

Under the terms of the Facility Agreement, the Company will issue the Notes in the aggregate principal amount of $15 million. The Notes will bear interest at an annual rate of 5.75%.

The maturity date of the Notes is the fifth anniversary of the date of the Facility Agreement, unless the Company notifies the lenders prior to the fourth anniversary of the date of the Facility Agreement that the Company would like to extend the maturity date for another year, in which the case the maturity date will be the sixth anniversary of the date of the Facility Agreement. The Company must pay 25% of the original principal amount of the Notes on each of the third and fourth anniversaries of the date of the Facility Agreement and 50% of such principal amount on the fifth anniversary of the date of the Facility Agreement. If, however, the final payment date is extended to the sixth anniversary of the date of the Facility Agreement, then the Company must pay 25% of the principal amount on each of the fifth and sixth anniversaries of the date of the Facility Agreement. There is no penalty for prepayment and the Notes are due on the earlier of the final payment date or an event of default. Deerfield has the option to require the Company to repay the Notes if the Company completes a major transaction, which includes, but is not limited to, a merger or sale of the Company.

Security Agreement

In connection with the Facility Agreement, Deerfield and each of the Company and Xoft, Inc. (Xoft”), a wholly owned subsidiary of the Company, will enter into Security Agreements on the Funding Date (the “Security Agreements”), pursuant to which each of the Company and Xoft has granted to Deerfield a security interest in substantially all of their respective assets, including their respective intellectual property, accounts, receivables, equipment, general intangibles, inventory and investment property, and all of the proceeds and products of the foregoing.

Revenue Purchase Agreement

In connection with the Facility Agreement, the Company entered into a Revenue Purchase Agreement with Deerfield Private Design Fund II, L.P. and Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL (these entities collectively referred to as the “Purchasers”). Pursuant to the Revenue Purchase Agreement, the Purchasers will pay to the Company $4,107,900 in exchange for the Purchasers’ right to receive a percentage of the Company’s revenues. For the first three quarters of each fiscal year during the term of the Revenue Purchase Agreement, the Company must pay to the Purchasers the greater of the applicable percentage of revenues for such quarter and the applicable quarterly minimum, which is $125,000 per quarter. In the final quarter of each calendar year during the term of the Revenue Purchase Agreement, the Company must pay to the Purchasers the amount equal to the difference between the greater of the applicable percentage of revenues for the applicable calendar year and the applicable annual minimum of $500,000 minus the aggregate revenue participation payments the Company made for the first three quarters of the applicable year. If the Company extends the maturity date of the Facility Agreement, then the Company must pay the Purchasers the revenue payments through 2017. The applicable percentage for the calendar years 2012, 2013 and 2014 are 4.25% of revenues up to $25 million in annual revenues for the calendar year, 2.75% of revenues from $25 million in annual revenues up to $50 million in annual revenues for such calendar year and 1.0% of revenues in excess of $50 million in annual revenues for such calendar year. The applicable percentage for the calendar years 2015, 2016, and, if applicable, 2017, are 4.25% of revenues up to $25 million in annual revenues for such calendar year, 2.25% of revenues from $25 million up to $50 million in annual revenues for such calendar year and 1.0% of revenues in excess of $50 million in annual revenues for such calendar year. Additionally, if the Company sells assets in excess of $500,000 in the aggregate during the term of the Revenue Purchase Agreement, the proceeds of which are not recorded as revenue in accordance with GAAP, the Company must pay the Purchasers certain percentages of the gross proceeds of any such asset sale. The percentage of any such payment varies with the total amount of the gross proceeds and when the asset sale takes place.

Warrant to Purchase Common Stock and Registration Rights Agreement

In connection with the Transactions, on the Funding Date, the Company will issue to Deerfield six-year warrants to purchase an aggregate of 2,750,000 shares of common stock at an exercise price of $0.70 per share (the “Warrants”). On the Funding Date, Warrants to purchase 2,250,000 shares of the Company’s common stock will become immediately exercisable. If the Company extends the maturity date of the Facility Agreement, the 500,000 shares of common stock underlying the B Warrants will become exercisable. The B Warrants will become exercisable on the first business day following the four year anniversary of the date of the Facility Agreement. The B Warrants shall otherwise have the same terms, including exercise price and expiration date, as the Warrants. The exercise price may be paid, at the election of the holder, in cash, by a reduction of the principal amount of the holder’s Note outstanding under the Facility Agreement or, pursuant to certain cashless exercise provisions. If the Company declares and pays dividends or makes other distributions to the holders of its common stock, the holders of the Warrants are entitled to receive the dividends or distributions as if the holders had exercised the

Warrants and held common stock. All Warrants issued under the Facility Agreement expire on the six year anniversary of the Funding Date and contain certain limitations that prevent the holder from acquiring shares upon exercise of a Warrant that would result in the number of shares beneficially owned by it to exceed 9.985% of the total number of shares of the Company’s common stock then issued and outstanding. Upon certain change of control transactions, or upon certain “events of default” (as defined in the Warrants), each holder has the right to net exercise the Warrants for an amount of shares of the Company’s common stock equal to the Black-Scholes value of the shares issuable under the Warrants divided by 95% of the closing price of the Company’s common stock on the day immediately prior to the consummation of such change of control or event of default, as applicable. In certain circumstances where a Warrant or portion of a Warrant is not net exercised in connection with a change of control or event of default, the holder will be paid an amount in cash equal to the Black-Scholes value of such portion of the Warrant not treated as a net exercise.

In connection with the Transactions, the Company entered into a registration rights agreement with Deerfield , pursuant to which the Company agreed to register for resale all of the shares issuable under the Warrants upon exercise or otherwise, including the B Warrants. The Company is required to use its commercially reasonable best efforts to have the registration statement declared effective as soon as practicable (but in no event later than sixty (60) days after the Funding Date).

The Company is required to file additional registration statements to register the resale of any shares underlying warrants which are not included in the registration statement. The Company’s registration obligations terminate on the earlier of (i) the date on which all of the shares of common stock covered by an applicable registration statement have been sold and (ii) the date on which all of such shares (in the opinion of counsel to the selling stockholders) may be immediately sold to the public (other than pursuant to a Cash Exercise (as defined in the Warrants)) without registration or restriction (including without limitation as to volume by each holder thereof) under the Securities Act.

The maximum number of shares of common stock the Company may issue under the Transactions may not exceed 19.9% of the Company’s outstanding stock immediately prior to the Transactions.

The sale of the Warrants was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Warrants and the securities to be issued upon exercise of the Warrants have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

Item	2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item	3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item	9.01. Financial Statements and Exhibits

(d)	Exhibits

4.1	Form of Warrant

4.2	Form of B Warrant

4.3	Registration Rights Agreement, dated as of December 29, 2011

10.1	Facility Agreement, dated as of December 29, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited

10.2	Form of Security Agreement by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited

10.3	Form of Security Agreement by and among Xoft, Inc., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited

10.4	Revenue Purchase Agreement, dated as of December 29, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL

99.1	Press Release dated January 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAD, INC.

By:	/s/ Kevins C. Burns
	Name:	Kevin C. Burns
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated: January 3, 2012

Exhibit Index

Exhibit No.	Description

4.1	Form of Warrant

4.2	Form of B Warrant

4.3	Registration Rights Agreement, dated as of December 29, 2011

10.1	Facility Agreement, dated as of December 29, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited

10.2	Form of Security Agreement, dated as of December 29, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited

10.3	Form of Security Agreement, dated as of December 29, 2011, by and among Xoft, Inc., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited

10.4	Revenue Purchase Agreement, dated as of December 29, 2011, by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Special Situations Fund, L.P. and Horizon Sante TTNP SARL

99.1	Press Release dated January 3, 2012